Exhibit 99.1

PRIMORIS SERVICES CORPORATION ANNOUNCES 2017 SECOND QUARTER FINANCIAL RESULTS

Board of Directors Declares $0.055 Per Share Cash Dividend

Financial Highlights

•	2017 Q2 revenues of $631.2 million, a 38% increase over 2016 Q2
•	2017 Q2 gross profit of $84.5 million, a 95% increase over 2016 Q2
•	2017 Q2 net income attributable to Primoris of $21.5 million, a 326% increase over 2016 Q2. Earnings per share of $0.42 increased by $0.32 from 2016 Q2
•	2017 Q2 cash flow from operations of $67.2 million, a 63% increase over 2016 Q2
•	Total backlog of $2.8 billion at June 30, 2017, a 44% increase over backlog at June 30, 2016

Dallas, TX – August 8, 2017– Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its second quarter ended June 30,  2017.

The Company also announced that on August 2, 2017 its Board of Directors declared a $0.055 per share cash dividend to stockholders of record on September 29, 2017, payable on or about October 14, 2017.

David King, President and Chief Executive Officer of Primoris, commented, “Primoris’ second quarter revenue was the highest quarterly revenue in the Company’s history.  The main driver behind both our top and bottom line growth was the outstanding work performed by our Pipeline & Underground segment’s Rockford division.  We also saw significant year-over-year revenue growth in our Utility & Distribution and Power,  Industrial & Engineering segments.  The new awards we announced in the quarter highlight markets where we continue to see growth, such as utility Master Service Agreements and heavy civil airport and port facility work.  Even with the significant improvement in revenue, our backlog remained at approximately $2.8 billion as we continue to see demand for our services.

“Our strong operating cash flow this year allowed us to invest for internal growth and invest over $66 million in acquisitions.  The primary acquisitions were a Florida-based utility contractor in the Utility & Distribution segment and a Texas-based pipeline maintenance contractor in the Pipeline & Underground segment.  We are proud that Primoris can achieve growth without sacrificing our balance sheet.”

Mr. King continued, “As we look forward to the remainder of this year and into 2018, we continue to see tremendous opportunity for Primoris.  The recent acquisitions give us access to new geographies and new clients, and our strong backlog provides our legacy companies with a solid base of work on which to grow.”

2017 SECOND QUARTER RESULTS OVERVIEW

Revenues in the second quarter 2017 increased by $174.4 million to $631.2 million from $456.8 million for the same period in 2016.  Gross profit for the second quarter 2017 increased by $41.2 million to $84.5 million from $43.3 million for the same period in 2016.

Gross profit as a percentage of revenue increased to 13.4% for the second quarter 2017, compared to 9.5% for the same period in 2016.

SEGMENT RESULTS

Through the end of the year 2016, Primoris segregated its business into three reportable segments: the Energy segment, the East Construction Services segment, and the West Construction Services segment.  In the first quarter 2017, Primoris changed its reportable segments to match the changes in the Company’s realigned internal organization and management structure.  A Form 8-K was filed on April 7, 2017 containing historical revenue, margin, and backlog information for the new segments.

•

Power, Industrial, and Engineering (“Power”) - The Power division of the Power segment includes ARB Industrial, Primoris Power, ARB Structures, and Primoris Renewable Energy.  The Industrial division of this segment includes Primoris Industrial Constructors, Primoris Fabrication, Primoris Mechanical Contractors, and Primoris Coastal Field Services.  The Engineering division of this segment includes OnQuest and PD&C.

•	Pipeline and Underground (“Pipeline”) – The Pipeline segment includes Rockford, Vadnais Trenchless, Primoris Field Services, and Primoris Pipeline.
•	Utilities and Distribution (“Utilities”) – The Utilities segment includes ARB Underground, Q3C, Primoris AV, and Primoris Distribution Services.
•	Civil – The Civil segment includes Primoris Heavy Civil, Primoris I&M, and BW Primoris.

Segment Revenues

(in thousands, except %)

(Unaudited)

	For the three months ended June 30,
	2017		2016
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Power	$157,773	25.0%	$126,576	27.7%
Pipeline	134,623	21.3%	56,804	12.4%
Utilities	212,942	33.8%	157,119	34.4%
Civil	125,827	19.9%	116,312	25.5%
Total	$631,165	100.0%	$456,811	100.0%

	For the six months ended June 30,
	2017		2016
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Power	$289,013	24.2%	$265,214	29.9%
Pipeline	318,068	26.7%	111,140	12.5%
Utilities	329,922	27.7%	260,873	29.4%
Civil	255,664	21.4%	250,030	28.2%
Total	$1,192,667	100.0%	$887,257	100.0%

Segment Gross Profit

(in thousands, except %)

(Unaudited)

	For the three months ended June 30,
	2017		2016
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Power	$18,132	11.5%	$14,092	11.1%
Pipeline	39,366	29.2%	6,469	11.4%
Utilities	32,347	15.2%	22,841	14.5%
Civil	(5,362)	(4.3%)	(117)	(0.1%)
Total	$84,483	13.4%	$43,285	9.5%

	For the six months ended June 30,
	2017		2016
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Power	$33,656	11.6%	$25,677	9.7%
Pipeline	67,491	21.2%	11,468	10.3%
Utilities	40,620	12.3%	34,726	13.3%
Civil	(2,231)	(0.9%)	10,691	4.3%
Total	$139,536	11.7%	$82,562	9.3%

Power, Industrial, & Engineering Segment:  Revenue in the Power segment increased by $31.2 million in the second quarter 2017, compared to the same period in 2016.  The majority of the increase came from the ARB Industrial division, where revenue increased by $26.1 million as a result of the two power plant projects in Southern California.  In addition, the Primoris Power division realized an increase in revenue of $9.6 million, primarily related to their power plant project in the mid-Atlantic region.  Gross profit in the Power segment increased by $4.0 million in the second quarter 2017, compared to the same period in 2016.  The increase is primarily due to the increased revenue.  Gross profit as a percentage of revenue increased to 11.5% in the second quarter 2017, compared to 11.1% in the same period in 2016, primarily as a result of the progress on the Southern California power plants.

Pipeline & Underground Segment:  Revenue in the Pipeline segment increased by $77.8 million in the second quarter 2017, compared to the same period in 2016.  The increase is primarily from the Rockford division’s two large pipeline projects in Florida.  Gross profit in the Pipeline segment increased by $32.9 million in the second quarter 2017, compared to the same period in 2016 on higher revenue.  Gross profit as a percentage of revenue increased to 29.2% in the second quarter 2017, compared to 11.4% in the same period in 2016.  The increase is primarily due to the increased gross profit at the Rockford division.

Utilities & Distribution Segment:   Revenue in the Utilities segment increased by $55.8 million in the second quarter 2017, compared to the same period in 2016.  Approximately $46.9 million is due to increased volumes at the ARB Underground division, and $8.1 million is due to increased volumes at the Q3C division.  Gross profit in the Utilities segment increased by $9.5 million in the second quarter 2017, compared to the same period in 2016.  The increase is primarily due to the increased revenue at the ARB Industrial and Q3C divisions.  Gross profit as a percentage of revenue increased to 15.2% in the second quarter 2017, compared to 14.5% in the same period in 2016.  The increase is primarily due to increased profitability in the ARB Underground division.

Civil Segment:   Revenue in the Civil segment increased by $9.5 million in the second quarter 2017, compared to the same period in 2016.  The majority of the increase came from the Primoris I&M division, as increased revenue at a new Louisiana methanol project more than offset declines at a large southern Louisiana petrochemical project that had been a revenue driver for several quarters.  Gross profit in the Civil segment decreased by $5.2 million in the second quarter 2017, compared to the same period in 2016.  The decrease was primarily the result of productivity issues at the Primoris Heavy Civil division in Arkansas and Louisiana.  Gross profit as a percentage of revenue decreased to (4.3%)  in the second quarter 2017, compared to (0.1%) in the same period in 2016, as a result of the Arkansas DOT and Louisiana DOT productivity issues at Primoris Heavy Civil.

OUTLOOK

Based on an expected second quarter 2018 start date for a major pipeline project in backlog, anticipated levels of customer maintenance, MSA spending, and new project awards, and given the continued uncertainty caused by the energy markets, the Company estimates that for the four quarters ending June 30, 2018, net income attributable to Primoris will be between $1.05 and $1.25 per fully diluted share.

BACKLOG

				Expected Next Four
				Quarters Total
	Backlog at June 30, 2017 (in millions)			Backlog Revenue
Segment	Fixed Backlog	MSA Backlog	Total Backlog	Recognition
Power	$449	$42	$491	82%
Pipeline	848	79	927	38%
Utilities	94	570	664	100%
Civil	665	3	668	66%
Total	$2,056	$694	$2,750	68%

At June 30, 2017, Fixed Backlog was $2.1 billion, compared to $2.1 billion at December 31, 2016.

At June 30, 2017, MSA Backlog was $694 million, compared to $672 million at December 31, 2016.  MSA Backlog represents estimated MSA revenues for the next four quarters.

Total Backlog at June 30, 2017 was $2.8 billion, compared to $2.8 billion at December 31, 2016.

Backlog, including estimated MSA revenues, should not be considered a comprehensive indicator of future revenues.  There is a certain percentage of total revenues, from projects such as cost reimbursable and time-and-materials projects, that do not flow through backlog.  Any project may still be cancelled at the convenience of our customers.

CONFERENCE CALL

David King, President and Chief Executive Officer, and Peter J. Moerbeek, Executive Vice President and Chief Financial Officer will host a conference call today, Tuesday, August 8, 2016 at 10:00 am Eastern Time / 9:00 am Central Time to discuss the results.

Interested parties may participate in the call by dialing:

•	(877) 407-8293 (Domestic)
•	(201) 689-8349 (International)

If you are unable to participate in the live call, a replay may be accessed by dialing (877) 660-6853, conference ID 13666612, and will be available for approximately two weeks. The conference call will also be broadcast live over the Internet and can be accessed and replayed through the Investor Relations section of Primoris' website at www.prim.com. Once at the Investor Relations section, please click on "Events & Presentations”.

ABOUT PRIMORIS

Founded in 1960, Primoris, through various subsidiaries, has grown to become one of the largest construction service enterprises in the United States. Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, and other customers. The Company's national footprint extends from Florida, along the Gulf Coast, through California, into the Pacific Northwest and Canada. For additional information, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as "estimated," "believes," "expects," "projects," “may,” and "future" or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve known and unknown risks, uncertainties, and other factors, including without limitation, those described in this press release and those detailed in the "Risk Factors" section and other portions of our Annual Report on Form 10-K for the period ended December 31, 2016, and other filings with the Securities and Exchange Commission.  Given these uncertainties, you should not place undue reliance on forward-looking statements.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact
Peter J. Moerbeek	Kate Tholking
Executive Vice President, Chief Financial Officer	Director of Investor Relations
(214) 740-5602	(214) 740-5615
pmoerbeek@prim.com	ktholking@prim.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenue	$631,165	$456,811	$1,192,667	$887,257
Cost of revenue	546,682	413,526	1,053,131	804,695
Gross profit	84,483	43,285	139,536	82,562
Selling, general and administrative expenses	45,977	32,498	85,831	65,156
Operating income	38,506	10,787	53,705	17,406
Other income (expense):
Foreign exchange gain	109	21	132	380
Other expense	(13)	—	(13)	—
Interest income	114	52	183	91
Interest expense	(2,145)	(2,240)	(4,407)	(4,508)
Income before provision for income taxes	36,571	8,620	49,600	13,369
Provision for income taxes	(14,175)	(3,333)	(18,692)	(5,166)
Net income	$22,396	$5,287	$30,908	$8,203

Less net income attributable to noncontrolling interests	(851)	(231)	$(1,672)	$(454)

Net income attributable to Primoris	$21,545	$5,056	$29,236	$7,749
Earnings per share:
Basic	$0.42	$0.10	$0.57	$0.15
Diluted	$0.42	$0.10	$0.56	$0.15
Weighted average common shares outstanding:
Basic	51,437	51,772	51,515	51,749
Diluted	51,688	52,022	51,771	51,950

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Amounts)

(Unaudited)

	June 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$111,676	$135,823
Customer retention deposits	906	481
Accounts receivable, net	355,231	388,000
Costs and estimated earnings in excess of billings	158,741	138,618
Inventory and uninstalled contract materials	42,318	49,201
Prepaid expenses and other current assets	16,082	19,258
Total current assets	684,954	731,381
Property and equipment, net	309,013	277,346
Intangible assets, net	51,228	32,841
Goodwill	150,672	127,226
Other long-term assets	1,624	2,004
Total assets	$1,197,491	$1,170,798
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$134,091	$168,110
Billings in excess of costs and estimated earnings	158,698	112,606
Accrued expenses and other current liabilities	116,244	108,006
Dividends payable	2,829	2,839
Current portion of capital leases	186	188
Current portion of long-term debt	58,031	58,189
Current portion of contingent earnout liabilities	1,213	—
Total current liabilities	471,292	449,938
Long-term capital leases, net of current portion	170	15
Long-term debt, net of current portion	183,140	203,381
Deferred tax liabilities	9,830	9,830
Other long-term liabilities	11,623	9,064
Total liabilities	676,055	672,228
Commitments and contingencies
Stockholders’ equity
Common stock	5	5
Additional paid-in capital	159,761	162,128
Retained earnings	358,779	335,218
Non-controlling interest	2,891	1,219
Total stockholders’ equity	521,436	498,570
Total liabilities and stockholders’ equity	$1,197,491	$1,170,798

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2017	2016
Cash flows from operating activities:
Net income	$30,908	$8,203
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	28,139	30,850
Amortization of intangible assets	3,611	3,239
Intangible asset impairment	477	—
Stock-based compensation expense	690	710
Gain on sale of property and equipment	(3,208)	(2,293)
Changes in assets and liabilities:
Customer retention deposits	(425)	(435)
Accounts receivable	43,792	2,514
Costs and estimated earnings in excess of billings	(19,572)	(17,151)
Other current assets	11,920	2,708
Other long-term assets	380	(747)
Accounts payable	(37,060)	(11,065)
Billings in excess of costs and estimated earnings	45,791	(17,584)
Accrued expenses and other current liabilities	8,154	7,337
Other long-term liabilities	2,692	(788)
Net cash provided by operating activities	116,289	5,498
Cash flows from investing activities:
Purchase of property and equipment	(44,697)	(42,140)
Proceeds from sale of property and equipment	4,664	5,723
Cash paid for acquisitions	(66,205)	(4,108)
Net cash used in investing activities	(106,238)	(40,525)
Cash flows from financing activities:
Repayment of capital leases	(117)	(468)
Repayment of long-term debt	(24,562)	(24,262)
Proceeds from issuance of common stock purchased under a long-term incentive plan	1,148	1,439
Repurchase of common stock	(4,999)	—
Dividends paid	(5,668)	(5,689)
Net cash used in financing activities	(34,198)	(28,980)
Net change in cash and cash equivalents	(24,147)	(64,007)
Cash and cash equivalents at beginning of the period	135,823	161,122
Cash and cash equivalents at end of the period	$111,676	$97,115